77Q1(e)
                         EXPENSE REIMBURSEMENT AGREEMENT


     This Expense Reimbursement Agreement (this "Agreement") is made and entered into this 1st day of October 2004 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Tax-Free Income Fund, Inc. (the "Tax-Free Income Fund") with respect to the Lord Abbett National Tax-Free Income Fund, Lord Abbett California Tax-Free Income Fund, Lord Abbett Connecticut Tax-Free Income Fund, Lord Abbett Hawaii Tax-Free Income Fund, Lord Abbett Minnesota Tax-Free Income Fund, Lord Abbett Missouri Tax-Free Income Fund, Lord Abbett New Jersey Tax-Free Income Fund, Lord Abbett New York Tax-Free Income Fund, Lord Abbett Texas Tax-Free Income Fund, and Lord Abbett Washington Tax-Free Income Fund (each a "Fund") (e)

     In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:


     1. With respect to each of the Connecticut Tax-Free Income Fund, Hawaii Tax-Free Income Fund, Minnesota Tax-Free Income Fund, Missouri Tax-Free Income Fund, New Jersey Tax-Free Income Fund, and Texas Tax-Free Income Funds, Lord Abbett agrees to bear directly and/or reimburse the Funds for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of
          (a) ninety-five basis points (0.95%) for Class A shares of the Funds, and (b) one hundred and five basis points (1.05%) for Class P shares of the Funds of the average daily net assets in the Funds for the time period set forth in paragraph 4 below.

     2. With respect to each of the California Tax-Free Income Fund, New York Tax-Free Income Fund, and Washington Tax-Free Income Funds, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) ninety-five basis points (0.95%) for Class A shares of the Funds, (b) one hundred and sixty basis points (1.60%) for Class C shares of the Funds, and (c) one hundred and five basis points (1.05%) for Class P shares of the Funds of the average daily net assets in the Funds for the time period set forth in paragraph 4 below.

     3. With respect to the National Tax-Free Income Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) ninety-five basis points (0.95%) for Class A shares of the Fund, (b) one hundred and sixty basis points (1.60%) for Class B shares of the Fund, (c) one hundred and sixty basis points (1.60%) for Class C shares of the Fund, and (d) one hundred and five basis points (1.05%) for Class P shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 4 below.

     4. Lord Abbett's commitment described in paragraphs 1, 2 and 3 will be effective from October 1, 2004 through September 30, 2005.

     IN WITNESS WHEREOF, Lord Abbett and the Tax-Free Income Fund have caused this Agreement to be executed by a duly authorized member and officer, respectively, on the day and year first above written.


                                LORD ABBETT TAX-FREE INCOME FUND, INC.



                                By: /s/ Christina T. Simmons
                                   -------------------------------------------
                                    Christina T. Simmons
                                    Vice President and Assistant Secretary


                                LORD, ABBETT & CO. LLC



                                By: /s/ Paul A. Hilstad
                                   -------------------------------------------
                                    Paul A. Hilstad
                                    Member and General Counsel